U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. SEE Instruction 1(br).

(Print or Type Responses)
________________________________________________________________________________
1.  Name and Address of Reporting Person*

    MELVIN           JAMES                 F
    (Last)           (First)            (Middle)
- ------------------------------------------------------------------------------
    301 SOUTH SECOND STREET
                     (Street)
- ------------------------------------------------------------------------------
    ABBOTSFORD        WI                54405
    (City)           (State)            (Zip)
________________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol

    MID-WISCONSIN FINANCIAL SERVICES, INC.
________________________________________________________________________________
3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
________________________________________________________________________________
4.  Statement for Month/Year

    JANUARY 2003
________________________________________________________________________________
5.  If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director                             [ ] 10% Owner
    [X] Officer (give title below)           [ ] Other (specify below)
        CHAIRMAN-MWFS
________________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person
________________________________________________________________________________

(PAGE>
================================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                                       5.
                                                                4.                     Amount of        6.              7.
                               2A.                3.            Securities Acquired    Securities       Ownership       Nature of
1.           2.                Deemed             Transaction   (A) or Disposed        Beneficially     Form:           Indirect
Title of     Transaction       Execution          Code          of (D)                 Owned Following  Direct (D)      Beneficial
Security     Date              Date, if any       (Instr. 8)    (Instr. 3, 4, and 5)   Reported         or Indirect     Ownership
(Instr. 3)   (Month/Day/Year)  (Month/Day/Year)   -----------------------------------  Transactions     (I)(Instr. 4)   (Instr. 4)
                                                   Code   V     Amount (A)or(D) Price  (Instr. 3 & 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                41257             D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                 1150             I         BY SPOUSE
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                      (OVER)

===============================================================================
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
                  2.                                                                                      Secur-    of
                  Conver-                          5.                            7.                       ities     Deriv-  11.
                  sion                             Number of                     Title and Amount         Bene-     ative   Nature
                  or               3A.             Derivative   6.               of Underlying    8.      ficially  Secur-  of
                  Exer-            Deemed  4.      Securities   Date             Securities       Price   Owned     ity;    In-
                  cise     3.      Exec-   Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4) of      Follow-   Direct  direct
                  Price    Trans-  cution  action  or Disposed  Expiration       ---------------- Deriv-  ing       (D) or  Bene-
1.                of       action  Date    Code    of (D)       (Month/Day/Year)           Amount ative   Reported  In-     ficial
Title of          Deriv-   Date    if any  (Instr. (Instr. 3,   ----------------           or     Secur-  Trans-    direct  Owner-
Derivative        ative    (Month/ (Month/ 8)      4 and 5)     Date     Expira-           Number ity     action(s) (I)     ship
Security          Secur-   Day/    Day/    ------  ------------ Exer-    tion              of     (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   Code V   (A)    (D)  cisable  Date    Title     Shares 5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 COM-
COMMON STOCK                                                                     MON
EQUIVALENT UNITS  1 FOR 1  1-31-03          A   V   15.7848     SEE BELOW #1     STOCK     15.7848 27.875  592.9995   D

Explanation of Responses:   #1: Stock equivalent units accrued under Mid-Wisconsin Financial Services, Inc.  Directors' Deferred
Compensation Plan: The value of the units is paid in cash at director's termination of service.


                           /s/ Gene C. Knoll, POA                    1-31-03
                           **Signature of Reporting Person           Date
                           JAMES F MELVIN/Gene C. Knoll, POA




**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently
valid OMB Number                                                        Page 2